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                                                                  EXHIBIT (d)(3)

                                SUPPORT AGREEMENT


        SUPPORT AGREEMENT (this "Agreement"), dated as of February 15, 2000, by and between Danaher Corporation, a Delaware corporation ("Parent"), Mr. Holger Hjelm ("Seller"), and (solely for the purposes of Section 1.3 and Section 5.10 hereof) American Precision Industries Inc. a Delaware corporation (the "Company").

        WHEREAS, concurrently herewith, Parent, Alpha Acquisition I Corp. (the "Purchaser"), a Delaware corporation and a subsidiary of Parent, and the Company are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement", which term shall not include any amendment to such Agreement which decreases the Offer Price or changes the form of consideration payable in the Offer, unless Seller consents to the inclusion of such amendment in such term). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. Pursuant to the Merger Agreement, the Purchaser agrees to make a tender offer (the "Offer") for all outstanding Shares of the Company, at $19.25 per Share (the "Offer Price") net to the seller in cash, to be followed by a merger (the "Merger") of the Purchaser with and into the Company;

        WHEREAS, the Offer will provide that Shares may be tendered by tendering shares of Series B Seven Percent (7%) Cumulative Convertible Preferred Stock, par value $1.00 per share ("Series B Preferred Stock") which are convertible into Shares along with an instruction to the Purchaser not to convert such shares of Series B Preferred Stock until payment is made for the Series B Preferred Stock pursuant to the Offer;

        WHEREAS, as of the date hereof, Seller and entities directly or indirectly controlled by Seller ("Seller Affiliates") beneficially own 1,236,337 shares of Series B Preferred Stock, which are convertible into Shares pursuant to the terms of the Series B Preferred Stock, and a further 260,000 Shares (together, the "Owned Shares"); and

       WHEREAS, as a condition to their willingness to enter into the Merger Agreement and make the Offer, Parent and the Purchaser have required that Seller agree, and Seller hereby agrees to enter into the agreements set forth herein;

       NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

       1.  Agreement to Tender and to Vote.
           -------------------------------

       1.1 Tender. Seller hereby agrees to validly tender (or cause the record
           ------
owner of such shares to validly tender), pursuant to and in accordance with the terms of the Offer, but in no event earlier than March 3, 2000 or later than the then scheduled expiration date of the Offer, all of the Shares and shares of Series B Preferred Stock owned by Seller and the Seller Affiliates, including any Shares acquired before or after the date hereof and prior to the termination of the Offer, whether upon the conversion of Series B Preferred Stock or otherwise (collectively, the "Tender Shares" which term, as used herein, shall include the Owned Shares where the context requires) by physical delivery of the certificates therefor, and to not withdraw such Tender

Shares, except following termination of the Offer pursuant to its terms or expiration of this Agreement pursuant to Section 2 of this Agreement. Upon accepting for payment the Shares in the Offer, Purchaser shall pay in cash an amount for the Series B Preferred Stock equal to the product of the number of Shares to be issued, calculated in accordance with Section 6(B) of the terms of the Series B Preferred Stock, multiplied by the greater of (i) the Offer Price and (ii) the amount per share of Company common stock paid by Purchaser in the Offer. Seller hereby permits Parent and the Purchaser to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission) its identity and ownership of the Tender Shares and the nature of its commitments, arrangements and understandings under this Agreement.

         1.2 Voting. Seller hereby agrees that, during the time this Agreement
             ------
is in effect but only to the extent Seller and the Seller Affiliates have the right to vote with respect to the Tender Shares, at any meeting of the stockholders of the Company, however called, Seller shall (and shall cause the Seller Affiliates to) (a) vote the Tender Shares in favor of the Merger; (b) vote the Tender Shares against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) vote the Tender Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company and its subsidiaries; (iii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by the Purchaser; (iv) any material change in the present capitalization or dividend policy of the Company; or (v) any other material change in the Company's corporate structure or business.

         1.3 Company Consent and Agreements. The Company hereby consents to this
             ------------------------------
Agreement, agrees that Seller's compliance with this Agreement will not violate the Shareholder Agreement between InterScan Holding Ltd. ("InterScan") and the Company dated July 8, 1997 (the "Shareholder Agreement") in any respect. The Company further agrees that as long as it has the right to vote with respect to Tender Shares, it will take all action in its capacity as proxy holder under the Shareholder Agreement consistent with this Agreement and the transactions contemplated hereby, including voting the Tender Shares in accordance with
Section 1.2. The Company, on behalf of itself and its subsidiaries, hereby consents to any transfer by InterScan to any other Affiliates of InterScan of Series B Preferred Stock and its rights and obligations under the Amended and Restated Stock Purchase Agreement dated July 3, 1997, as amended, between the Company and InterScan, the Registration Agreement dated July 8, 1997 between the Company and InterScan and the Shareholder Agreement, provided, that any such transferee agrees to be bound by all the terms to which InterScan is bound under said agreements.

         1.4 No Inconsistent Arrangements. Seller hereby covenants and agrees
             ----------------------------
that, except as contemplated by this Agreement and the Merger Agreement, it shall not (i) except to Parent or the Purchaser, transfer (which term shall include, without limitation, any sale, gift,

                                      -2-
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pledge or other disposition), or consent to any transfer of, any or all of the
Tender Shares or any interest therein, (ii) except with Parent, enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Tender Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Tender Shares, (iv) deposit any Tender Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Tender Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement or which would make any representation or warranty of Seller hereunder untrue or incorrect.

         1.5 No Solicitation. Seller hereby agrees that he shall not, and shall
             ---------------
not permit or authorize any of his affiliates, representatives or agents to, directly or indirectly, encourage, solicit, explore, participate in or initiate discussions or negotiations with, or provide or disclose any information to, any corporation, partnership, person or other entity or group (other than Parent, the Purchaser or any of their affiliates or representatives) concerning any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement. Seller and the Seller Affiliates will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Transaction. From and after the execution of this Agreement, Seller shall immediately advise Parent in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to an Acquisition Transaction, identify the offeror and furnish to Parent a copy of any such proposal or inquiry, if it is in writing, or a written summary of any oral proposal or inquiry relating to an Acquisition Transaction. Seller shall promptly advise Parent in writing of any development relating to such proposal, including the results of any discussions or negotiations with respect thereto. Any action taken by the Company or any member of the Board of Directors of the Company including Seller acting in such capacity, in accordance with the proviso to the second sentence of Section 6.10(a) of the Merger Agreement shall be deemed not to violate this Section 1.5

         2. Expiration. This Agreement and the parties' obligations hereunder
            ----------
shall terminate on the earliest of (i) the payment for the Owned Shares pursuant to the Offer, (ii) June 1, 2000, or (iii) the termination of the Merger Agreement pursuant to Section 8.1(e) thereof.

         3. Representation and Warranties. Seller hereby represents and warrants
            -----------------------------
to Parent as follows:

            (a) Title. Seller or one of the Seller Affiliates has good and valid
                -----
title to the Owned Shares, free and clear of any lien, pledge, charge, encumbrance or claim of whatever nature (other than the Shareholder Agreement) and, upon the purchase of the Tender Shares by Parent or the Purchaser, Seller or one of the Seller Affiliates will deliver good and valid title to the Tender Shares, free and clear of any lien, charge, encumbrance or claim of whatever nature.

            (b) Ownership of Shares. On the date hereof, the Owned Shares are
                -------------------
owned of record or beneficially by Seller or one of the Seller Affiliates and, on the date hereof, the Owned Shares constitute all of the Shares (except for the director shares) owned of record or

                                      -3-
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beneficially by Seller or one of the Seller Affiliates. Except as provided by the Shareholder Agreement, Seller or one of the Seller Affiliates has sole voting power and sole power of disposition with respect to all of the Owned Shares, with no restrictions, subject to applicable federal securities laws, on Seller's rights of disposition pertaining thereto.

         4. Further Assurances. From time to time, at the Parent's request and
            ------------------
without further consideration, Seller shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by
Section 1 of this Agreement. Subject to the terms and conditions of this Agreement, Seller hereby agrees to use all reasonable best efforts to take, or cause to be taken, all actions necessary or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, including providing any necessary information and material with respect to all filings made by Seller with any Governmental Entity in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

         5.  Miscellaneous.
             -------------

         5.1 Survival. The representations and warranties made herein shall
             --------
terminate upon Seller's sale of the Tender Shares to the Purchaser in the Offer other than Seller's representations and warranties in Section 3 which shall survive the sale of the Tender Shares and the termination of this Agreement following such sale.

         5.2 Entire Agreement; Assignment. This Agreement (i) constitutes the
             ----------------------------
entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise, provided that either of the parties may assign their rights and obligations hereunder to any direct or indirect wholly owned subsidiary of such party, but no such assignment shall relieve such party of its obligations hereunder if such assignee does not perform such obligations.

         5.3 Amendments. This Agreement may not be modified, amended, altered or
             ----------
supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

         5.4 Notices. All notices, requests, claims, demands and other
             -------
communications hereunder shall be in writing and shall be given by hand delivery, telegram, telex or telecopy or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

         If to Seller:

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                  Holger Hjelm
                  STC Interfinance AB
                  Grev Turegatan 20, Box 55605
                  S-102, 14 Stockholm
                  Sweden
                  Facsimile:  (011) 46-8-7830066/6666333


         copy to Seller's Counsel:

                  Stanley Weiss
                  80 Main Street
                  West Orange, New Jersey  07052
                  Facsimile:  (973) 325-3115


         If  to the Company:

                  American Precision Industries Inc.
                  2777 Walden Avenue
                  Buffalo, New York  14225
                  Attention: Kurt Wiedenhaupt, President
                  Facsimile:  (716) 684-2155


         Copy to Company's Counsel

                  Jaeckle Fleischmann & Mugel LLP
                  Fleet Bank Building
                  Twelve Fountain Plaza
                  Buffalo, New York  14202-2292
                  Attention:  James J. Tanous
                  Facsimile:  (716) 856-0432


         If to Parent:

                           Danaher Corporation
                           1250 24th Street, N.W.
                           Washington, D.C.  20037
                           Attention:  Patrick W. Allender
                           Facsimile:  (202) 828-0860



         copy to:

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                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York  10019
                           Attention:  Trevor S. Norwitz, Esq.
                           Fax:  (212) 403-2000

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

         5.5 Governing Law; Jurisdiction. This Agreement shall be governed by
             ---------------------------
and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         5.6 Specific Performance. Each of Parent and Seller recognizes and
             --------------------
acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other to sustain damages for which it would not have an adequate remedy at law, and therefore each of Parent and Seller agrees that in the event of any such breach the other shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

         5.7 Counterparts. This Agreement may be executed in counterparts, each
             ------------
of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

         5.8 Descriptive Headings. The descriptive headings used herein are
             --------------------
inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         5.9 Severability. Whenever possible, each provision or portion of any
             ------------
provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         5.10 Possible Restructuring. Seller agrees to cooperate with Parent and
              ----------------------
the Purchaser in restructuring the transactions contemplated herein if Parent and the Purchaser reasonably determine that such a restructuring would be advantageous to provide that either: (i) Seller shall sell, and the Purchaser shall purchase, all of Seller's shares of Series B Preferred Stock within two business days after (and conditioned upon) the consummation of the Offer; or
(ii) Seller shall tender its Series B Preferred Stock into the Offer for Shares immediately upon acceptance for purchase, if Seller obtains confirmation satisfactory to Seller that such conversion would not require Seller to make a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; provided, however, that in either case Seller shall receive the same aggregate cash

                                      -6-
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amount Seller would have received by tendering its Series B Preferred Stock to the Purchaser pursuant to the Offer and provided that Seller shall reasonably determine that he not be in any other way disadvantaged thereby. Parent, the Purchaser and the Company agree that if for any reason whatsoever Seller does not receive full payment for the Series B Preferred Stock within one week of acceptance for purchase pursuant to the Offer, the Company will immediately reissue the Series B Preferred Stock to Seller and cancel any Shares into which such Series B Preferred Stock has been converted.



                                      * * *

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        IN WITNESS WHEREOF, Parent and Seller have caused this Agreement to be duly executed as of the day and year first above written.


                                DANAHER CORPORATION

                                        /s/ Daniel L. Comas
                                By:  __________________________________
                                     Name:  Daniel L. Comas
                                     Title: Vice President - Corporate
                                            Development

                                       /s/ Holger Hjelm
                                By:  ___________________________________
                                     Name:  HOLGER HJELM

                                AMERICAN PRECISION INDUSTRIES INC.

                                        /s/ Kurt Wiedenhaupt
                                By:  ___________________________________
                                     Name:  Kurt Wiedenhaupt
                                     Title: President


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